Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 1 to the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

JUMANA CAPITAL INVESTMENTS LLC

Sale of Common Stock	(4,524,905)	$6.1324	$6.1163 - $6.1515	11/07/2025
Sale of February 2026 Call Option ($5.00 Strike Price)	(500)	$1.2000	-	11/07/2025
Purchase to Cover February 2026 Put Option ($5.00 Strike Price)	206	$0.0500	-	11/07/2025
Purchase to Cover May 2026 Put Option ($5.00 Strike Price)	2,011	$0.1000	-	11/07/2025

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* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.